PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                               904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE FOURTH QUARTER AND FISCAL YEAR 2021

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; December 2, 2021

Fourth Quarter Operating Results

The Company reported net income of $40,000, or $.01 per share for the quarter ended September 30, 2021, compared to $549,000, or $.16 per share, in the same quarter last year.

Total revenues for the quarter were $20,457,000, down $909,000 from the same quarter last year. This year’s quarter was negatively impacted by the reduction of one customer account starting late first quarter of fiscal 2021 and the continued reduction in driver count due to turnover and the driver shortage (down ~100 drivers from the 4th quarter of last year) largely offset by improved transportation freight rates and higher fuel surcharges. Transportation revenues (excluding fuel surcharges) were $18,244,000, down $2,068,000 or 10%. Revenue miles were down 1,368,000, or 20%, over the same quarter last year. Transportation revenue per mile was up $.36, or 12.2%, due to an improved business mix and rate increases. Fuel surcharge revenue was $2,213,000, up $1,159,000 from the same quarter last year.

Compensation and benefits decreased $212,000, mainly due to the lower driver count, a reduction in support wages partially offset by our increased driver compensation package (approximately 15% effective April 29, 2021). Gross fuel expense increased $350,000 as a result of higher cost per gallon. Insurance and losses decreased $452,000, primarily from lower health care claims and lower risk insurance claims. Depreciation expense was down $203,000 in the quarter as we continue to reduce our fleet size. SG&A expense was higher by $196,000 resulting from a $190,000 one time gain related to the Danfair acquisition included in last year’s quarter. Loss on disposition of assets was ($26,000) versus a gain of $100,000 in the same quarter last year.

As a result, operating profit this quarter was $58,000 compared to $761,000 in the same quarter last year. Operating ratio was 99.7 this quarter versus 96.4 the same quarter last year.

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Operating Results for Fiscal year 2021

The Company reported net income of $625,000, or $.18 per share, compared to $257,000, or $.08 per share last year. Net income this year included $1,170,000, or $.34 per share, from gains on real estate sales net of income taxes.

Total revenues for the period were $81,268,000, down $7,445,000 from the same period last year, of which $5,444,000 resulted from the downsizing of one customer account beginning late first quarter and the remainder of the revenue variance was primarily attributable to the declining driver count. Transportation revenues (excluding fuel surcharges) were $74,431,000, down $8,072,000 or 10%. Revenue miles were down 4,598,000, or 16%, over the same period last year. Transportation revenue per mile was up $.22, or 7.6%, due to an improved business mix and rate increases. Fuel surcharge revenue was $6,837,000, up $627,000 from the same period last year.

Compensation and benefits decreased $3,228,000, mainly due to lower company miles, as well as the elimination of minimum driver pay expense and reductions in non-driver support positions. Gross fuel expense decreased $667,000 due to lower company miles. Repairs and tire expense decreased $538,000 due to lower miles this year. Insurance and losses decreased $1,379,000, primarily from lower health care claims. Depreciation expense was down $729,000 as we continue to reduce our fleet size to meet our business levels. SG&A expense was lower by $172,000 resulting primarily from permanent cost reductions. Corporate expenses were down $178,000 due mainly to lower compensation expense, legal and audit fees. Gain on sale of land was $1,614,000 due to the sale of our former terminal location in Pensacola, FL and the sale and partial leaseback of our terminal in Chattanooga, TN. Loss on disposition of assets was $179,000 (primarily due to $243,000 of write offs on the equipment involved in two tractor rollover accidents) versus a gain of $774,000 last year. Total expense associated with the 2 roll over accidents, including the equipment write-offs, was $879,500.

As a result, operating profit was $880,000 compared to $243,000 in the same period last year. Excluding the gain on sale of terminal sites and the negative impacts of the rollover accidents, operating profit for the fiscal year was $145,500. Operating ratio was 98.9 versus 99.7 last year.

Summary and Outlook

The early part of this fiscal year we began downsizing one customer account, primarily due to rates, and saw additional driver declines as the impacts of the driver shortage and high turnover continued to plague us. Heading into the 3rd quarter we determined that the driver shortage and high turnover was unsustainable and that a driver pay increase was imperative if we were going to continue to provide service to our customers. On April 29th, we implemented a significant driver pay increase (15%+). We went to all of our customers and proposed a rate increase to completely offset the impacts of the pay increase and all but one very small account accepted the rate increase. Many other customers who were due for a rate increase also accepted an added increase on top of that required to cover the driver pay. Most of these increases were implemented during the month of May with some starting in June and were fully flowing through in the 4th quarter. We completed the rate increase negotiations with our largest account, most of which were implemented across the fourth quarter. We are currently discussing additional rate increases with most customers that we plan to implement during this first quarter to continue to allow us to make improvements to driver pay and offset the rising cost of risk insurance premiums. We fully expect to continue pushing prices in the coming years in order to improve operating profit.

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The impact of the driver pay increase has been beneficial, specifically on retention where we have seen an ~35% reduction in voluntary turnover following the announcement. We have seen an uptick on the application and hiring side in the 4th quarter, however still well below pre-Covid levels, and continue to press forward through targeted advertisements and using our drivers to promote the compensation package with referral bonuses. Overall, the net result thus far is that we are maintaining our driver count fairly level since April, losing ~3 net drivers a month, versus losing 10-12 net drivers per month previously. The past several weeks we have seen an uptick in the number of drivers in training (~35% higher) and we saw net driver growth in 3 of the past 4 weeks adding 9 drivers to the fleet. We also just announced additional significant driver pay increases in both Atlanta (15%) and Nashville (~12%) and are working to form longer term strategic partnerships with select customers in those markets, raise rates to offset the pay increase and grow our driver counts to allow us to grow with those customers and add margin. The supply chain challenges have certainly made news recently and we continue to be creative in our approach to attracting, hiring and retaining drivers including our recent completion of the Department of Labor Registered Apprenticeship application to become part of the Federal program.

Our balance sheet remained solid with $10.9 million of cash and cash equivalents as of September 30, 2021, and no outstanding debt. We will start replacing tractors in the first quarter of fiscal year 2022 with plans to buy 30 replacement tractors and a handful of trailers putting our current planned capital expenditures at ~$6,000,000 for fiscal year 2022.

Subsequent Events

Tampa Land Sale

On October 18, 2021, we completed the disposition of the Company’s terminal located in Tampa, Florida to Amazon.com Services LLC for a sale price of $9,600,000. The Company anticipates that the sale will result in an after-tax gain of approximately $6,287,000.

Dividend

On October 25th, we announced that our Board of Directors declared a special cash dividend of $3.75 per share, or approximately $12,800,000 in the aggregate, on the Company’s outstanding common stock. This one-time, special dividend was paid to shareholders on November 15, 2021. Over the past two years, we have returned $9.90 per share to our shareholders in the form of dividends. Immediately following the dividend our cash balance was approximately $6.5 million and our $15 million revolving credit facility had only $1.6 million outstanding for letters of credit.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have some impact on demand for oil and petroleum products in certain markets but, mainly due to the rollout of the vaccine, that impact was far less in this quarter than had been experienced since the beginning of the pandemic. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

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Conference Call

The Company will host a conference call on December 2, 2021 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-888-506-0062 domestic or international at 1-973-528-0011. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/Page/2058/43573. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 43573. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/Page/2058/43573.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2021	2020	2021	2020
Revenues:
Transportation revenues	$18,244	20,312	$74,431	82,503
Fuel surcharges	2,213	1,054	6,837	6,210
Total revenues	20,457	21,366	81,268	88,713

Cost of operations:
Compensation and benefits	9,260	9,472	36,198	39,426
Fuel expenses	2,500	2,150	9,630	10,297
Repairs & tires	1,369	1,436	5,402	5,940
Other operating	968	876	3,270	3,575
Insurance and losses	1,421	1,873	7,261	8,640
Depreciation expense	1,576	1,779	6,654	7,383
Rents, tags & utilities	656	711	2,708	2,933
Sales, general & administrative	2,203	2,007	8,764	8,936
Corporate expenses	420	401	1,936	2,114
Gain on sale of terminal sites	—	—	(1,614)	—
Loss (gain) on disposition of PP&E	26	(100)	179	(774)
Total cost of operations	20,399	20,605	80,388	88,470

Total operating profit	58	761	880	243

Interest income and other	1	4	5	135
Interest expense	(4)	(8)	(27)	(31)

Income before income taxes	55	757	858	347
Provision for income taxes	15	208	233	90

Net income	$40	549	$625	257

Loss on retiree health, net	(16)	(18)	(16)	(18)
Reclassification adjust for net investment gains realized in net income	—	—	—	(5)

Comprehensive income	$24	531	$609	234

Earnings per common share:
Net Income -
Basic	$0.01	0.16	$0.18	0.08
Diluted	$0.01	0.16	$0.18	0.08

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,406	3,377	3,395	3,369
-diluted earnings per common share	3,441	3,377	3,408	3,370

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	September 30,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$10,899	15,962
Accounts receivable (net of allowance for doubtful accounts of $86 and $87, respectively)	4,930	5,005
Inventory of parts and supplies	871	903
Prepaid tires on equipment	1,317	1,414
Prepaid taxes and licenses	448	522
Prepaid insurance	4,614	2,444
Prepaid expenses, other	299	291
Total current assets	23,378	26,541

Property and equipment, at cost	77,181	83,204
Less accumulated depreciation	54,497	52,805
Net property and equipment	22,684	30,399

Operating lease right-of-use assets	1,949	2,964
Goodwill	3,637	3,637
Intangible assets, net	756	957
Other assets, net	156	171
Total assets	$52,560	64,669

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,858	2,679
Federal and state taxes payable	263	284
Accrued payroll and benefits	2,939	3,156
Accrued insurance	1,105	1,210
Accrued liabilities, other	1,742	1,281
Operating lease labilities, current portion	928	1,065
Total current liabilities	8,835	9,675

Operating lease liabilities, less current portion	1,131	2,073
Deferred income taxes	4,062	5,087
Accrued insurance	1,537	1,886
Other liabilities	879	900
Total liabilities	16,444	19,621
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,415,643 and 3,377,279 shares issued and outstanding, respectively)	342	338
Capital in excess of par value	39,257	38,670
(Accumulated deficit) Retained earnings	(3,572)	5,935
Accumulated other comprehensive income, net	89	105
Total shareholders’ equity	36,116	45,048
Total liabilities and shareholders’ equity	$52,560	64,669

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